EXHIBIT 99.1

BJ's Restaurants Announces Launch of New Interactive Website

HUNTINGTON BEACH, Calif., Sept. 21, 2010 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today announced the launch of its new website at www.bjsrestaurants.com.

"Our new site plays a very important role in communicating not only with our existing guests, but also our future guests," said Matt Hood, Chief Marketing Officer for BJ's. "It was important to build a best-in-class website that tells our story and presents our brand through relevant, detailed content and the use of bold, vibrant photography that really captures the 'WOW' experience of dining at BJ's."

The menu section showcases BJ's menu and beverage offerings through an interactive media gallery, and incorporates the latest in social media marketing functionality by allowing guests to share their favorite items with friends on Facebook.

Key features of the new website also include:

  Improved location information including interactive dynamic maps
  An insight into the world of BJ's beer via a brewer blog
  A 'Kids and Families' section including BJ's KidsLink Website

The new website also launches a brand new BJ's Gifts & Gear e-commerce capability that offers guests the opportunity to purchase BJ's branded merchandise. For a limited time, guests will receive a $10 courtesy card redeemable at any BJ's restaurant with every online purchase.

All BJ's Restaurants feature an extensive menu with over 100 menu items that includes BJ's signature deep-dish pizza, award-winning handcrafted beer and famous Pizookie® dessert. BJ's highly detailed, contemporary decor and unique video statement, including BJ's 103" plasma display as well as several high definition flat panel televisions, creates a high energy, fun and family-friendly dining environment for everyone to enjoy. Hours of operation are from 11:00 a.m. to midnight Sunday through Thursday and 11:00 a.m. to 1:00 a.m. Friday and Saturday.

BJ's Restaurants, Inc. currently owns and operates 100 casual dining restaurants under the BJ's Restaurant & Brewery, BJ's Restaurant & Brewhouse or BJ's Pizza & Grill brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company operates several microbreweries which produce and distribute BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (50), Texas (19), Arizona (6), Colorado (4), Oregon (2), Nevada (4), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. The "forward-looking" statements contained in this press release are based on current assumptions and expectations and BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements contained in the Company's filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

CONTACT:  BJ's Restaurants, Inc.
          Matt Hood
          (714) 500-2400